Exhibit 3.52

Arkansas Secretary	State Capitol * Little Rock
CHARLIE DANIELS	501-682-3409

CERTIFICATE OF AMENDMENT OF A NON-PROF

OSCAR’S KENNEL CLUB, INC., a corporation duly organized and existing under and by virtue of the laws of the State of Arkansas, by its Presiding Director or Officer

DOES HEREBY CERTIFY:

At a meeting of the membership (or incorporators or board of directors) which was held on January 8, 2008, in the city of Little Rock, the Articles of Incorporation of this corporation were amended to read as follows:

ARTICLE I:	The name of the nonprofit corporation is:

Ruby Tuesday of Russellville, Inc.

ARTICLE III:	See attached.

ARTICLE IV:	The principal place of business of the nonprofit Corporation shall be 115 East Harrell Drive, Russellville, Arkansas 72802 and the name of the registered agent for the nonprofit corporation at such address shall be Melissa Jackson.

Circle I, II, or III below, whichever is applicable, and attach appropriate statement.

If approval by members was not required, a statement to that effect and a statement that the amendment was approved by a sufficient vote of the board of directors or incorporators;

II.	If approval by members was required:

(a) the designation, number of memberships outstanding, number of votes entitled to be cast by each class entitled to vote separately on the amendment, and the number of votes of each class indisputably voting on the amendment; and

(b) either the total number of votes cast for and against the amendment by each class entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each class and a statement that the number cast for the amendment by each class was sufficient for approval by that class.

III.	If approval of the amendment by some person or persons other than the members, the board or incorporators is required pursuant to §§4-33-1030, a statement that the approval was obtained.

/s/ Todd Sears, President
January 8, 2008	Todd Sears, President
Presiding Director

Fee: $50.00	NPD.2/Rev. 2/03

ARTICLE III: This nonprofit corporation is a mutual benefit corporation.

The nature of the business of the nonprofit corporation and the objects purposes proposed to be transacted, promoted or carried on by it are as follows:

To provide for the social well-being and benefit of its members; to provide facilities, both real and personal, to be used in the promotion of the charitable and nonprofit purposes of the nonprofit corporation; to establish and maintain a private social club for the use of club members and their guests conducted for recreational, social, patriotic, benevolent, community hospitality, professional association, entertainment or other mutual nonprofit and charitable purposes to the full extent authorized by Arkansas la; to apply for and obtain any state or local licenses necessary to operate a social club with food and alcoholic beverage service, if so desired by the membership; to purchase or lease land, buildings or personal property to be used for the purpose of promoting or pursuing any purposes as stated herein; to pursue any other charitable and nonprofit purposes and objectives and to conduct any and all other desirable activities not prohibited by law.

ATTACHMENT TO NONPROFIT CORPORATION AMENDMENT FOR OSCAR’S KENNEL CLUB, INC.

I, Todd Sears, certify that I am the President and Board Member of Oscar’s Kennel Club, Inc. Approval of the membership of the nonprofit corporation was not required to adopt the preceding amendments to the nonprofit corporation’s articles of incorporation. The amendments were approved by the required vote of the Board of Directors.

OSCAR’S KENNEL CLUB, INC.

By:	/s/ Todd Sears, President
Todd Sears, President

ARTICLES OF INCORPORATION

OF

OSCAR’S KENNEL CLUB, INC.

We, the undersigned, in or to form a nonprofit corporation for the purposes hereinafter stated, under and pursuant to the provisions of Section 4-33-101 et seq. of Arkansas Code Annotated, known as the Arkansas Nonprofit Corporation Act of 1993, do hereby certify as follows:

ARTICLE I

The name of the corporation is: Oscar’s Kennel Club, Inc.

ARTICLE II

The period of duration for which this corporation is organized and incorporated shall be perpetual.

ARTICLE III

This corporation is a mutual benefit corporation. The nature of the business of the corporation and the objects or purposed proposed to be transacted, promoted or carried on by it are as follows, to wit:

Provide for the social well being and benefit of its members, and all other legal purposes. To provide facilities, both real and personal, to be used in the promotion of social and recreational activities for members of the organization. To serve food, alcohol and non-alcoholic beverages, and other refreshments in said facilities in connection with social activities, fund raising activities, and any other meetings, functions and activities for members of the organization. To foster the welfare and social relationship of its members; to engage in charitable and civic activities which may be of benefit to the community; to establish a social and fraternal club for the social enjoyment, use and benefit of its members.

ARTICLE IV

The principal place of business of the corporation shall be located at 12310 Chenal Parkway, Suite 100, Little Rock, Arkansas 72211, and the name of the registered agent at such address will be Todd C. Sears.

ARTICLE V

The name and address of each incorporator are as follows:

Todd C. Sears, 39 River Road West, Mayflower, Arkansas

Phyllis Grady, 3813 Winterlake Drive, Benton, Arkansas

Donald L. Sears, 47 River Road West, Mayflower, Arkansas

ARTICLE VI

The number of directors constituting the original Board of Directors shall be three and the names and addresses of the following persons who are to serve as the initial directors are as follows:

Todd C. Sears, 39 River Road West, Mayflower, Arkansas

Phyllis Grady, 3813 Winterlake Drive, Benton, Arkansas

Donald L. Sears, 47 River Road West, Mayflower, Arkansas

ARTICLE VII

The officers of the corporation shall consist of a president, vice president, and secretary-treasurer. The officers shall be elected at the first meeting of the board of directors.

ARTICLE VIII

These articles may be amended by a majority vote of the Board of Directors at any regularly or specially called meeting upon ten (10) days written notice of said proposed amendment.

ARTICLE IX

The corporation shall have members. Each member shall be entitled to one (1) vote in the election of the Board of Directors and on such matters as may be subject to the vote of the members, the voting right shall be the same.

ARTICLE X

The corporation shall have one (1) class of members and a membership fee shall be collected in an amount set in the by-laws of the corporation.

ARTICLE XI

Upon dissolution of the corporation, the Board of Trustees shall, after paying or making provisions for the payment of all liabilities of the corporation, dispose of all of the assets of the corporation exclusively for the purpose of the corporation in such manner or to such organizations organized and operated exclusively for charitable, educational, religious, or scientific purposes as shall at the time qualify as an exempt organization or organizations under Section 501 (c) 3 of the Internal Revenue code of 1986 as the Board of Directors shall determine. Any such assets not so disposed of shall be disposed of by the Circuit Court of the County in which the principal office is then located, exclusively for such purposes.

IN WITNESS WHEREOF, the undersigned, being the incorporators of this nonprofit corporation, execute these Articles of Incorporation and certify that the statements, matters, and things set forth hereinabove are true this 3rd day of July, 2006.

/s/ Todd C. Sears
Todd C. Sears

/s/ Donald L. Sears
Donald L. Sears

/s/ Phyllis Grady
Phyllis Grady